EXHIBIT 10.5

Boston Scientific Corporation

Participant:
Employee ID:
Award Type: Performance Share Unit Award Agreement
Plan Name: FCF PERFORMANCE SHARE PROGRAM

Award Date:

Total Granted:

BOSTON SCIENTIFIC

INTENT TO GRANT

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Agreement, dated as of the [ ] (the “Grant Date”), is between you and Boston Scientific Corporation, a Delaware corporation (the “Company”), in connection with the Award of Performance Share Units by the Company under the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in either the Plan or in the Free Cash Flow Performance Share Program (the “Program”) for the performance period beginning January 1, 2016 and ending on December 31, 2016 (the “Performance Period”) and the three-year service period beginning on January 1, 2016 and ending on December 31, 2018 (the “Service Period”).

1.    Grant and Acceptance of Award. The Company hereby indicates its award to you that number of Performance Share Units (the “Units”) set forth herein this Agreement (the “Award”). Each Unit represents the Company’s commitment to issue to you shares of the Company’s common stock, par value $.01 per share (the “Stock”), subject to certain eligibility, performance and other conditions set forth herein. The Award is intended to be granted pursuant to and is subject to the terms and conditions of this Agreement and the provisions of the Plan and the Program.

2.    Eligibility Conditions upon Award of Units. You hereby acknowledge the intent of the Company to award Units subject to certain eligibility, performance and other conditions set forth herein.

3.    Satisfaction of Performance-Based Conditions and Service Period. Subject to the eligibility conditions described in Section 7 of this Agreement, except as otherwise provided in Sections 5, 6 and 8 of this Agreement and Appendix B, and the satisfaction of

FCF Program

the performance conditions set forth on Appendix A to this Agreement during the Performance Period, the Company intends to award shares of Stock hereunder to you at the end of the Service Period (December 31, 2018). Except as set forth in Sections 5, 6 and 8 of this Agreement, no shares of Stock in settlement of the Units shall be issued to you prior to the end of the Service Period.

4.    Participant’s Rights in Stock. The shares of Stock, if and when issued hereunder, shall be registered in your name and evidenced in the manner as the Company may determine. During the period prior to the issuance of Stock, you will have no rights of a stockholder of the Company with respect to the Stock, including no right to receive dividends or vote the shares of Stock underlying each Award.

5.    Death. In the event that your employment with the Company or its subsidiaries or affiliates is terminated due to death after December 31, 2016, but prior to the end of the Service Period, shares of Stock shall be issued on a prorated basis based on actual performance as determined at the first Committee meeting following your death. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months that you worked during the Service Period (rounded up to the nearest whole month) divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by (b) the percentile performance amount, as calculated in accordance with the terms of the Program. In the event of your death prior to January 1, 2017, the Award shall be forfeited in its entirety.

6.    Retirement or Disability. In the event that your employment with the Company or its subsidiaries or affiliates is terminated due to Retirement or Disability after December 31, 2016, but prior to the end of the Service Period, shares of Stock shall be issued on a prorated basis based on actual performance as determined at the first Committee meeting following your termination of employment due to Retirement or Disability. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months that you worked during the Service Period (rounded up to the nearest whole month) divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by the percentile performance amount, as calculated in accordance with the terms of the Program. In the event that you terminate your employment due to Retirement or Disability prior to January 1, 2017, the Award shall be forfeited in its entirety.

7.    Other Termination of Employment -- Eligibility Conditions. If your employment with the Company and its affiliates or subsidiaries is terminated or you separate from the Company and its affiliates or subsidiaries for any reason other than death, Retirement or Disability, any Units that remain subject to eligibility conditions shall be void and no Stock shall be issued. Except as set forth in Sections 5, 6 and 8, eligibility to be issued shares of Stock is conditioned on your continuous employment with the Company through and on the last day of the Service Period as set forth in Section 3 above.

FCF Program

8.    Change in Control of the Company. Subject to the terms of any separate Change in Control or similar agreement to which you are bound, in the event of a Change in Control of the Company after December 31, 2016, but prior to the end of the Service Period, shares of Stock shall be issued on a prorated basis based on actual performance as determined by the Committee immediately prior to the consummation of the Change in Control. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months during the Service Period (rounded up to the nearest whole month) prior to the consummation of the Change in Control divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by the percentile performance amount, as calculated in accordance with terms of the Program. In the event that Change in Control occurs prior to January 1, 2017, the Award shall be forfeited in its entirety.

9.    Recoupment Policy.

(a)    Current Recoupment Policy. Pursuant to the Company's recoupment policy and to the extent permitted by governing law, the Board, in its discretion, may seek Recovery of the Award granted to you if you are a Current Executive Officer or Former Executive Officer and you, in the judgment of the Board, commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company while serving in your capacity as Executive Officer.

(i)    Definitions. The following terms, when used in this Section 9, shall have the meaning set forth below:

(1)    "Current Executive Officer" means any individual currently designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(2)    "Executive Officer" means any Current Executive Officer or Former Executive Officer.

(3)    "Former Executive Officer" means any individual previously (but not currently) designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(4)    "Recovery" means the forfeiture or cancellation of unvested Units.

(b)    Provisions Required by Law. If the Company subsequently determines that it is required by law to apply a "clawback" or alternate recoupment provision to outstanding Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to this Award, as applicable, as if it had been included on the Grant Date and the Company shall notify you of such additional provision.

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10.    Consideration for Stock. The shares of Stock are intended to be issued for no cash consideration.

11.    Issuance of Stock. The Company shall not be obligated to issue any shares of Stock until (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the shares have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.

12.    Tax Withholding. Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Stock issued upon vesting of the Units, and (b) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

Upon the issuance of shares of Stock or the satisfaction of any vesting condition with respect to the shares of Stock to be issued hereunder, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may hold back from the total number of shares of Stock to be delivered to you, and shall cause to be transferred to the Company, whole shares of Stock that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Stock, or to the extent it would not result in adverse accounting treatment, the Company may, in its sole discretion, hold back shares of Stock based on a rate of up to the maximum applicable withholding rate. The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the grant of Units, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder.

Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Stock acquired upon vesting resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Stock or sale of shares of Stock, or may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the Units.

FCF Program

All other Tax-Related Items related to the grant of Units and any shares of Stock delivered in settlement thereof are your sole responsibility. In no event shall whole shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company and its Affiliates against any and all liabilities, damages, costs and expenses that the Company and its Affiliates may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

The Units are intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

13.    Investment Intent. You acknowledge that the acquisition of the Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

14.    Limits on Transferability; Restrictions on Shares; Legend on Certificate. Until the eligibility conditions of this Award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement or by action of the Committee, the Units awarded hereunder are not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by you. Transfers of shares of Stock by you are subject to the Company’s Stock Trading Policy and applicable securities laws. Shares of Stock issued to you in certificate form or to your book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

15.    Award Subject to the Plan and the Program. The Award to be made pursuant to this Agreement is made subject to the Plan and the Program. The terms and provisions of the Plan and the Program, as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan or the Program, the applicable terms and conditions of the Plan or Program will govern and prevail. However, no amendment of the Plan or the Program after the date hereof may adversely alter or impair the issuance of the Stock to be made pursuant to this Agreement.

16.    No Rights to Continued Employment. The Company’s intent to issue the shares of Stock hereunder shall not confer upon you any right to continued employment or other association with the Company or any of its affiliates or subsidiaries; and this Agreement shall not be construed in any way to limit the right of the Company or any of its subsidiaries

FCF Program

or affiliates to terminate your employment or other association with the Company or to change the terms of such employment or association at any time.

17.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

18.    Appendix. Notwithstanding any provision of this Agreement to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable appendix to the Agreement (the “Appendix”). Further, if you transfer your residence and/or employment to another country reflected in the Appendices to these Agreements, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Appendix shall constitute part of this Agreement.

19.    Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the Commonwealth of Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this Award is made and/or to be performed.

20.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

21.    Severability. You agree that the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to the one and the same instrument.

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EXHIBIT 10.5

APPENDIX A

PLAN: 2011 LONG-TERM INCENTIVE PLAN

The Performance Share Units will pay out in shares of Stock in a range of 0% to 150% of the number of Performance Share Units as follows:

Performance Percent to Plan	Units Vesting
125% or above	150%
110%	120%
100%	100%
90%	80%
50%	25%
Less than 50%	0%

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EXHIBIT 10.5

APPENDIX B

This Appendix B contains supplemental terms and conditions for awards of Units granted under the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “Plan”) to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.
Section I of this Appendix B contains special terms and conditions that govern the Units outside of the United States. Section II of this Appendix B includes special terms and conditions in the specific countries listed therein.
This Appendix B may also include information regarding exchange controls, taxation of awards and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning Units in effect as of February 2016. Such laws are often complex and change frequently; the information may be out of date at the time you vest in the Units or sell shares of Stock acquired under the Plan. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan.
In addition, this Appendix B is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company does not assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.

Section I.     All Countries Outside the United States

Nature of Grant. In accepting the grant, you acknowledge that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Administrator at any time, to the extent permitted by the Plan;

(b)the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of Units, even if Units have been granted in the past;

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EXHIBIT 10.5

(c)all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Administrator;

(d)the Unit grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your employment or service relationship (if any);

(e)you are voluntarily participating in the Plan;

(f)the Units are not intended to replace any pension rights or compensation;

(g)the Units, the underlying shares of Stock, and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Units to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)unless otherwise agreed with the Company in writing, the Units, the underlying shares of Stock and the income and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of an Affiliate;

(k)for purposes of the Units, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Units under this Agreement, if any, will terminate as of such date and will not be extended

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by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Unit grant (including whether you may still be considered to be providing services while on an approved leave of absence); and

(l)the following provisions apply only if you are providing services outside the United States: (A) the Units, the underlying shares of Stock, and the income and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Units or of any amount due to you pursuant to the settlement of the Units or the subsequent sale of any shares of Stock acquired upon settlement.

Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Stock or directorships held in the Company, and details of all Units awarded to you or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering the Plan.
You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including but not limited to E*TRADE Corporate Services (“E*TRADE”) or any successor or any other third party that the Company or E*TRADE (or its successor) may engage to assist with the administration of the Plan from time to time. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.
You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect

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EXHIBIT 10.5

to deposit any shares of Stock acquired upon vesting of the Units. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Insider Trading/Market Abuse Laws. You acknowledge that your country of residence may have insider trading and/or market abuse laws which may affect your ability to acquire or sell shares of Stock under the Plan during such times that you are considered to have “inside information” (as defined in the laws in your country). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to comply with such regulations, and that you are advised to speak to your personal advisor on this matter.

Section II.     Country-Specific Terms and Conditions

FRANCE

Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

SINGAPORE

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EXHIBIT 10.5

Private Placement. The grant of the Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to you with a view to the Units being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Unit is subject to section 257 of the SFA and you will not be able to make any subsequent sale of the shares of Stock in Singapore, or any offer of such subsequent sale of the shares of Stock subject to the Grants in Singapore, unless such sale or offer in is made (i) after six months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

FCF Program